Exhibit 5.13
Stephen Torr
Ivanhoe Mines Limited
Consent of Qualified Person

TO:	British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des Marchés Financiers du Québec
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Office, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Yukon Registrar of Securities
United States Securities and Exchange Commission
I, Stephen Torr, do hereby confirm that:
1.	on March 31, 2010, Ivanhoe Mines Ltd. (“Ivanhoe”) filed, with the Securities Commissions listed above, an Annual Information Form for the year-ended December 31, 2009, dated May 31, 2010 (the “AIF”); and

2.	information of a scientific or technical nature in the AIF in respect of the material mineral resource properties of Ivanhoe, the Oyu Tolgoi Project and the Ovoot Tolgoi Coal Project, was prepared by, or under the overall supervision of, myself; and

3.	I have read the Short Form Prospectus of Ivanhoe (the “Prospectus”) and the U.S. Registration Statement on Form F-10 (the “Registration Statement”, such Registration Statement together with the Prospectus, the “Disclosure Documents”), each relating to a rights offering and dated December 16, 2010.
I do hereby consent to the use of my name in the AIF and in the Disclosure Documents and to the incorporation by reference of the AIF into the Disclosure Documents and I hereby confirm that I am not aware of any misrepresentations in the information contained in the Disclosure Documents as a result of the services I performed for Ivanhoe in connection with the AIF.
Dated this 16th day of December, 2010.

“signed Stephen Torr”

Signature of Qualified Person

Stephen Torr

Printed Name of Qualified Person